Exhibit 99.3
First National Bank of Centerville
Consolidated Balance Sheet
September 30, 2007
(Unaudited)
($ amounts in thousands, except per share data)

Assets

Cash and due from banks	$2,578
Federal funds sold	3,479

Cash and cash equivalents	6,057

Securities available for sale	54,380
Loans	39,786
Allowance for loan losses	(738)

Net loans	39,048

Federal Reserve Bank stock	30
Premises and equipment	800
Accrued interest receivable	788
Deferred income taxes	205
Other real estate	30
Other assets	90

Total Assets	$101,428

Liabilities and Shareholders’ Equity

Deposits:
Noninterest-bearing	$12,402
Interest-bearing	72,727

Total Deposits	85,129

Income tax payable	40
Accrued interest payable	456
Other liabilities	120

Total Liabilities	85,745

Shareholders’ equity:
Common stock, par value $10.00, authorized and issued 50,000 shares;	500
Additional paid-in capital	500
Retained earnings	14,922
Net unrealized losses on securities available-for sale, net of income taxes of $148	(239)

Total Shareholders’ Equity	15,683

Total Liabilities and Shareholders’ Equity	$101,428

First National Bank of Centerville
Consolidated Statements of Income and Comprehensive Income
Nine months ended September 30, 2007 and 2006
(Unaudited)

	Nine months	Nine months
	ended	ended
($ amounts in thousands, except per share data)	2007	2006
Interest income:
Loans, including fees	$2,907	$2,943
Taxable securities	1,982	1,549
Tax-exempt securities	—	3
Federal funds sold and other	118	195

Total interest income	5,007	4,690

Interest expense:
Deposits	1,641	1,371
FHLB advances and federal funds purchased	1	—

Total interest expense	1,642	1,371

Net interest income	3,365	3,319
Provision for loan losses	—	45

Net interest income after provision for loan losses	3,365	3,274

Noninterest income:
Service charges on deposit accounts	116	128
Other	256	234

Total noninterest income	372	362

Noninterest expense:
Salaries and employee benefits	1,505	1,588
Occupancy	206	184
Furniture and equipment	168	176
Data processing fees	386	348
Advertising and public relations	52	39
Other	504	462

Total noninterest expenses	2,821	2,797

Income before income taxes	916	839
Income taxes	340	314

Net income	576	525

Other comprehensive income:
Unrealized gains (losses) on securities, net	36	55

Comprehensive income	$612	$580

Earnings per share
Basic	$12.24	$11.60
Diluted	12.24	11.60

Weighted average shares outstanding
Basic	50,000	50,000
Diluted	50,000	50,000
Dividends per share	$6.32	$8.00

First National Bank of Centerville
Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2007 and 2006
(Unaudited)

	Nine Months	Nine Months
	ended	ended
($ amounts in thousands )	2007	2006
Cash flows from operating activities
Net income	$576	$525
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	102	116
Amortization and (accretion)	(132)	(144)
Increase in accrued interest receivable	111	200
Increase in accrued interest payable	37	103
Other, net	61	57

Net cash from operating activities	755	857

Cash flows from investing activities
Available for sale securities
Purchases:
Mortgage-backed securities	(6,788)	(8,545)
Other	—	(6,883)
Maturities, prepayments, and calls:
Mortgage-backed securities	4,057	3,050
Other	2,055	6,050
Net increase in loans	2,978	2,381
Proceeds from sale of other real estate owned	101	34
Additions to premises and equipment	(33)	(74)
Disposal of premises and equipment	42	—

Net cash from investing activities	2,412	(3,987)

Cash flows from financing activities
Increase in deposits	(3,037)	6,427

Net cash from financing activities	(3,037)	6,427

Net change in cash and cash equivalents	130	3,297
Cash and cash equivalents at beginning of period	5,927	4,753

Cash and cash equivalents at end of period	$6,057	$8,050

Supplemental disclosures of cash flow information
Cash paid during year for:
Interest	$1,599	$1,268
Income taxes	304	271
Supplemental noncash disclosures
Transfer from loans to repossessed assets	30	—